Exhibit 5.35

CONSENT OF SRK CONSULTING (CANADA) INC.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Glen Cole
By:	Glen Cole
Principal Consultant
SRK Consulting (Canada) Inc.

Dated: March 28, 2018